Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 9, 2025, with respect to the consolidated statements of financial position of NaaS Technology Inc. and its subsidiaries, relating to consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows for each of the fiscal years ended December 31, 2024, 2023 and 2022, and the related notes included in its Annual Report on Form 20-F.

/s/ Enrome LLP

Enrome LLP

Singapore

July 9, 2025

Enrome LLP	143 Cecil Street #19-03/04 GB Building, Singapore 069542	admin@enrome-group.com www.enrome-group.com

PCA-CL-5.1